EXHIBIT A



                   ASSIGNMENT AND SERVICES AGREEMENT


STATE OF TEXAS

COUNTY OF WEBB

This agreement made and entered into this   9th   day of     May, 1996
is by and between TransTexas Gas Corporation, a Delaware corporation with offices at 1300 East North Belt, Houston, Texas 77032 ("TTGC") and Golden Triangle Royalty & Oil, Inc. with offices at Albuquerque, New Mexico ("GOLDEN").

                              WITNESSETH:

                               ARTICLE I

                               ASSIGNMENT

THAT WHEREAS, TTGC is the Lessee pursuant to the terms of that certain Salt Water Disposal Agreement dated July 1, 1993 by and between Amando Villarreal, Jr. et al. and TransAmerican Natural Gas Corporation of record in Volume 158 at Page 446 of the Official Real Property Records of Webb County, Texas (such Agreement is hereinafter referred to as the "Salt Water Disposal Agreement"); and,

WHEREAS, TTGC is an operator of various oil and gas wells located on or near the property covered by said Salt Water Disposal Agreement, some of which such oil and gas wells produce salt water which TTGC disposes of by injection pursuant to the terms of the Salt Water Disposal Agreement; and,

WHEREAS, TTGC desires to sell and GOLDEN desires to purchase TTGC's right, title and interest in and to the Salt Water Disposal Agreement and the salt water disposal facilities and related fixtures and equipment which TTGC installed and constructed pursuant to the terms of the Salt Water Disposal Agreement including the Amando No. 1 disposal well (hereinafter the "Facilities") subject to the terms and conditions set forth hereinbelow; and,

WHEREAS, TTGC desires to continue its use of such disposal facilities for the disposal of salt water and GOLDEN desires to operate such facilities for such purpose;

NOW, THEREFORE, FOR AND IN CONSIDERATION OF THE PURCHASE PRICE (as defined below) TTGC does hereby assign and convey its right, title and interest in and to the Salt Water Disposal Agreement to GOLDEN, together with all salt water disposal facilities located on the lands covered thereby which were constructed and installed by TTGC for the purpose of underground injection of salt water produced on or off the land described in the Salt Water Disposal Agreement, subject to the terms and conditions set forth hereinbelow:

1. The purchase price (hereinafter "Purchase Price") for this assignment is $750,000.00 (Seven Hundred Fifty Thousand and No/100 Dollars), payable at the time of GOLDEN's execution hereof in the manner specified in this paragraph. $500,000.00 (Five Hundred Thousand and No/100 Dollars) of such Purchase Price shall be tendered to TTGC in cash at the time of GOLDEN's execution hereof, and $250,000.00 (Two Hundred Fifty Thousand and No/100 Dollars) of such Purchase Price shall be tendered to TTGC upon GOLDEN's execution hereof in the form of a credit memo issued by GOLDEN constituting release, forgiveness and discharge of all outstanding invoiced charges otherwise payable to GOLDEN by TTGC for services performed in the months of February, March, and April of 1996, up to the amount of $250,000.00 (Two Hundred Fifty Thousand and No/100 Dollars).

2. GOLDEN agrees to operate the salt water disposal facilities for the benefit of TTGC and to receive and dispose of all salt water delivered to it by TTGC for a monthly charge ("Monthly Expense Charge") per barrel for each barrel of TTGC's salt water injected by GOLDEN during such month which shall be equal to the lesser of (I) 19 (nineteen) cents, or
(ii) 5 (five) cents, plus GOLDEN's actual per barrel operating cost for each barrel of salt water delivered to GOLDEN from any and all sources and injected during such month. Such operating costs shall include GOLDEN's out of pocket expenses which have been approved in advance by TTGC (which such approval shall not be unreasonably withheld) and shall include the monthly rental payment of $4,400.00 (Four Thousand Four Hundred and No/100 Dollars) arising under the Salt Water Disposal Agreement. In order to ensure an orderly transfer of operations, TTGC agrees to make such rental payment due for the month of June, 1996, provided that GOLDEN shall reimburse TTGC for same within thirty (30) days of such payment. However, no depreciation or amortization expense associated with the Facilities or any major capital improvements shall be included in such costs. GOLDEN agrees to keep and maintain accurate written records of all such operating costs and of all volumes of salt water delivered and injected from all sources. TTGC shall have the right to audit such records following ten (10) days prior written notice of such audit. The parties understand and agree that GOLDEN may add facilities such as truck washout pits and small fresh water loading stations in order to improve the efficiency of the disposal facilities, provided same are approved in advance by TTGC.

As further consideration to TTGC, GOLDEN and TTGC agree that any and all condensate skim oil that is associated with or recovered from salt water disposed of hereunder shall be owned by TTGC for as long as the disposal facility shall remain in operation.

GOLDEN agrees to execute and file a P-4 with the Texas Railroad Commission designating GOLDEN as operator of the Facilities. GOLDEN shall operate the salt water disposal well and associated facilities in accordance with the Salt Water Disposal Agreement and with all applicable local, state and federal regulations governing the operation of such wells and facilities and as such indemnifies and holds harmless TTGC, its employees, agents, successors and assigns from all liability arising from GOLDEN's operation of said well and disposal Facilities from and after the date hereof.

3. TTGC may, at its election, furnish diesel fuel, natural gas or any other material, equipment or labor which, in its good faith determination, can be supplied by it at a lower out-of-pocket cost than can be provided by GOLDEN. To the extent any such materials are so furnished, TTGC shall be given credit for same against the Monthly Expense Charge which such credit shall be in the amount equal to TransTexas' actual cost of such materials plus an administrative fee in the amount of two percent (2%) of such cost; or may, at its election, apply such amounts as at a credit against the Option Price (as defined below). If applied against the Monthly Expense Charge, such credit shall be applied against the monthly expense billing for the month immediately preceding the month in which such materials are furnished.

4. During the Option Period (as defined below), TTGC agrees that it shall not build or install other salt water disposal facilities within the immediate area normally serviced by the Amando No. 1 salt water disposal well for the purpose of disposing of salt water produced from wells it drills which would otherwise be disposed of in the Facilities. The parties recognize and agree, however, that TTGC has other salt water disposal facilities which have been constructed and installed prior to the date hereof and nothing contained herein shall operate to alter or diminish TTGC's use of such facilities. Notwithstanding the foregoing, TTGC shall retain the right to construct and utilize disposal facilities on lands covered by TTGC Oil and Gas Lease dated February 1, 1984 executed in its favor by Vegara Ltd., recorded in Volume 1057 at Page 737 of the Real Property Records of Webb County, Texas (the "Vegara Lease"), provided that if such facilities are constructed, TTGC agrees to limit its usage to salt water produced from the Vegara Lease.

                               ARTICLE II

                          OPTION TO REPURCHASE

1. For and in consideration of the mutual covenants contained herein, GOLDEN hereby grants, sells and conveys unto TTGC the option to purchase at a re-assignment of the Salt Water Disposal Agreement and any amendments, extensions or renewals thereof together with all salt water disposal facilities and equipment located on the lands covered thereby. Such option shall extend for at a period of five (5) years following the date shown above (the "Option Period") and shall be exercised by TTGC by the delivery of written notice of such exercise to GOLDEN. Within thirty (30) days thereafter, the parties will execute such re-assignment documentation as shall be reasonably requested by TTGC, at which time TTGC shall pay to GOLDEN, subject to the terms specified below, the Option Price (as defined hereinbelow) plus an amount equal to one percent (1%) of the Option Price, as then calculated for each full calendar month following the date shown above until the payment of the Option Price. The Option Price shall be equal to $750,000.00 (Seven Hundred Fifty Thousand and No/100 Dollars), less the credits against same as specified in this Agreement.

The parties recognize and agree that, provided capacity is available after disposal of TTGC salt water, GOLDEN may utilize the Facilities for the disposal of salt water delivered to it by third parties. TTGC shall be issued credit against the Option Price, on at a monthly basis, in an amount equal to ten percent (10%) of the gross revenue received by GOLDEN in such month for the disposal of such third party water.

In addition, TTGC may, at its election, pay an amount or amounts in excess of the Monthly Expense Charge and designate same as credits against the Option Price.

2. A all times during the Option Period, GOLDEN shall comply with all terms, covenants and conditions of the Salt Water Disposal Agreement, ensure that same remains in full force and effect and shall ensure that the lands covered thereby and all salt water disposal facilities and equipment thereon remain free from any liens or encumbrances whatsoever. GOLDEN shall not assign, convey, mortgage, pledge, amend, modify or otherwise dispose of any interest under the Salt Water Disposal Agreement without the prior written consent of TTGC. Likewise GOLDEN may not modify, reconfigure, or remove any equipment or fixtures without prior written consent of TTGC.

3. The parties herein understand and agree that the Salt Water Disposal Agreement assigned hereunder will, in accordance with its terms, expire in July of 1997. TTGC agrees to negotiate with the Lessor under the Salt Water Disposal Agreement in at a good faith effort to obtain an extension or renewal of such Agreement upon terms which are reasonably acceptable to GOLDEN and TTGC. GOLDEN will cooperate in TTGC's efforts to so extend the Agreement and shall not unreasonably withhold its consent to or approval of an extension or renewal agreement proposed by TTGC. The parties understand and agree that if an extension thereof cannot be negotiated with the Lessor thereunder upon terms mutually satisfactory to TTGC and GOLDEN, TTGC agrees to exercise its option to re-purchase as provided hereinabove prior to the expiration of the Salt Water Disposal Agreement.

                              ARTICLE III

                           GENERAL PROVISIONS

1. The parties acknowledge that the transaction that is the subject matter of this Agreement bears at a reasonable relation to the State of Texas and agree that the law of Texas, excluding its conflict of law rules, will govern their rights and duties.

2. The terms of this Agreement are intended by the parties as at a final expression of their agreement with respect to such terms and also as at a complete and exclusive statement of all terms.

3. This Agreement binds and inures to the benefit of the parties and their respective successors and assigns.

4. Upon request by either party hereto, the parties shall execute at a Memorandum of Assignment and Services Agreement in recordable form in at a form reasonably acceptable to both parties.

Effective as of the date shown hereinabove.

                              TRANSTEXAS GAS CORPORATION


                              By:   /s/ ARNOLD BRACKENRIDGE
                                  Arnold Brackenridge


                              GOLDEN TRIANGLE ROYALTY & OIL, INC.


                              By:    /s/ KENNETH OWENS
                                   Kenneth Owens



THE STATE OF TEXAS

COUNTY OF HARRIS

     This instrument was acknowledged before me on May 9, 1996 by Arnold Brackenridge, President of TransTexas Gas Corporation, a Delaware corporation, on behalf of said corporation.


                               /s/ Betty L. Mahaffey
                              Notary Public for the State of Texas